Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS FIRST QUARTER 2013 DILUTED EPS OF $0.26 PER SHARE

New Domestic Hotel Franchise Contracts Rise 30%

ROCKVILLE, MD. (April 29, 2013) – Choice Hotels International, Inc., (NYSE:CHH) today reported the following highlights for the first quarter 2013:

•

Franchising revenues increased 4% to $59.5 million for the three months ended March 31, 2013 from $57.3 million for the same period of 2012. Total revenues increased 6% to $136.9 million for the three months ended March 31, 2013 compared to the same period of 2012.

•	Domestic royalty fees for the three months ended March 31, 2013 increased $2.0 million to $44.3 million from $42.3 million for the three months ended March 31, 2012, an increase of 5%.

•

Domestic system-wide revenue per available room (“RevPAR”) increased 4.6% for the three months ended March 31, 2013 compared to the same quarter of the prior year as occupancy and average daily rates increased 100 basis points and 2.3 percent, respectively.

•	Domestic unit and room growth increased 1.7 percent and 0.8 percent from March 31, 2012, respectively.

•	The effective royalty rate increased 5 basis points to 4.39% for the three months ended March 31, 2013 compared to 4.34% for the same period of the prior year.

•	Initial and relicensing fees for the three months ended March 31, 2013 increased $1.2 million or 49% to $3.8 million from the same period of the prior year.

•

The company executed 83 new domestic hotel franchise contracts for the three months ended March 31, 2013 compared to 64 new domestic hotel franchise contracts in the same period of the prior year, a 30% increase.

•

The company entered into a multi-faceted strategic marketing alliance with Bluegreen Corporation which will add 21 Bluegreen Vacation Club® Resorts in top vacation destinations to the company’s Ascend Hotel Collection.

•	Domestic relicensing and contract renewal transactions increased from 49 contracts during the three months ended March 31, 2012 to 69 in the current period, a 41% increase.

•	The number of worldwide hotels under construction, awaiting conversion or approved for development as of March 31, 2013 was 476 hotels representing 37,977 rooms.

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $32.6 million for the three months ended March 31, 2013, compared to $33.1 million in the same period of the prior year. The first quarter 2013 EBITDA results reflect certain one-time costs related to the company’s recent corporate headquarters relocation as well as additional investments in alternative growth strategies.

•	The effective income tax rate for the three months ended March 31, 2013 was 25.8% compared to 33.9% for the same period of 2012.

•

Diluted earnings per share (“EPS”) for first quarter 2013 were $0.26 compared to $0.34 for the first quarter of 2012. EPS for the first quarter of 2013 reflect $7.7 million of additional interest expense compared to the prior year reflecting the financing transactions entered into during the second and third quarters of 2012 in conjunction with the payment of the $600 million special cash dividend on August 23, 2012.

•	The company launched SkyTouch Technology, a new division that develops and markets cloud-based technology products to help industry-wide hoteliers improve their efficiency and profitability.

“Our development results continued to build on the momentum that started last year, increasing by 30% over the same period of the prior year,” said Stephen P. Joyce, president and chief executive officer. “We are also encouraged by our RevPAR results which still reflect a strong mix of both occupancy and average daily rate increases. We remain optimistic that our core hotel franchising business will continue to improve and we are excited about our new alliance with Bluegreen Corporation and the launch of our new SkyTouch Technology initiative.”

Use of Free Cash Flow

The company has historically used its free cash flow (cash flow from operations less capital expenditures) to return value to shareholders, primarily through share repurchases and dividends.

Dividends

The company did not pay dividends during the three months ended March 31, 2013 as the company’s regular first quarter dividend was paid in December 2012. The company’s current quarterly dividend rate per common share is $0.185, subject to declaration by our board of directors.

Share Repurchases

The company did not repurchase any shares of common stock under the share repurchase program during the three months ended March 31, 2013 but has authorization to purchase up to an additional 1.4 million shares under this program. We expect we will continue to make repurchases under our share repurchase program in the open market and through privately negotiated transactions, subject to market and other conditions. No minimum number of share repurchases has been fixed. Since Choice announced its stock repurchase program on June 25, 1998, the company has repurchased 45.3 million shares of its common stock for a total cost of $1.1 billion through March 31, 2013. Considering the effect of a two-for-one stock split in October 2005, the company has repurchased 78.3 million shares through March 31, 2013 under the share repurchase program at an average price of $13.89 per share.

Other

Our board of directors previously authorized us to enter into a program which permits us to offer financing, investment and guaranty support to qualified franchisees as well as to acquire and resell real estate to incent franchise development for certain brands in strategic markets. At March 31, 2013 and December 31, 2012, the company had approximately $69 million and $68 million outstanding related to this program, respectively. Over the next several years, we expect to continue to opportunistically deploy capital pursuant to this program to promote growth of our emerging brands. We expect these advances to range between $20 million and $40 million per year, however, the amount and timing of the investments will be dependent on market and other conditions. Notwithstanding this program, the company expects to continue to return value to its shareholders through a combination of share repurchases and dividends, subject to market and other conditions.

Balance Sheet

At March 31, 2013, the company had gross debt of $871.3 million and cash and cash equivalents totaling $140.2 million resulting in net debt of $731.1 million. At December 31, 2012, the company had gross debt of $855.3 million and cash equivalents totaling $134.2 million resulting in net debt of $721.1 million.

At March 31, 2013 and December 31, 2012, the company had outstanding mezzanine financing, real estate investments and sliver equity investments totaling $69 million and $68 million, respectively pursuant to its program to offer financing and investment support to incent franchise development for the Cambria Suites brand in strategic markets. These investments are reported in other current assets and other assets on the company’s consolidated balance sheet.

Outlook

The company’s second quarter 2013 diluted EPS is expected to be $0.45. The company expects full-year 2013 diluted EPS to range between $1.87 and $1.91. EBITDA for full-year 2013 are expected to range between $206 million and $210 million. These estimates include the following assumptions:

•	The company expects net domestic unit growth to increase by approximately 1.5% in 2013;

•	RevPAR is expected to increase approximately 4% for the second quarter of 2013 and increase between 4.5% and 5.5% for full-year 2013;

•	The effective royalty rate is expected to increase 3 basis points for full-year 2013;

•	All figures assume the existing share count;

•	An effective tax rate of 30.8% and 30.6% for the second quarter and full-year 2013, respectively;

•

Our EBITDA outlook for full year 2013 reflects additional expenses related to the company’s recently announced SkyTouch Technology initiative. The company expects to deploy additional resources towards this growth opportunity and as a result expects to incur operating expenses in 2013 not contemplated in the company’s previous outlook ranging between $6 million and $8 million for investment in the infrastructure of this division including business development, sales and marketing and other costs as well as continued software development expenditures related to the division’s technology related products and services.

Conference Call

Choice will conduct a conference call on Monday, April 29, 2013 at 10:00 a.m. EDT to discuss the company’s first quarter 2013 results. The dial-in number to listen to the call is 1-800-884-5695, and the access code is 85035046. International callers should dial 1-617-786-2960 and enter the access code 85035046. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com. Interested investors and other parties wishing to access the call via the Webcast should go to the Web site and click on the Investor Info link. The Investor Information page will feature a conference call microphone icon to access the call.

The call will be recorded and available for replay beginning at 12:00 p.m. EDT on Monday April 29, 2013 through Monday, May 6, 2013 by calling 1-888-286-8010 and entering access code 97633732. The international dial-in number for the replay is 1-617-801-6888, access code 97633732. In addition, the call will be archived and available on www.choicehotels.com via the Investor Info link.

About Choice Hotels

Choice Hotels International, Inc. franchises over 6,200 hotels, representing more than 500,000 rooms, in the United States and more than 30 other countries and territories. As of March 31, 2013, 395 hotels, representing more than 30,000 rooms, were under construction, awaiting conversion or approved for development in the United States. Additionally, 81 hotels, representing approximately 7,000 rooms, were under construction, awaiting conversion or approved for development in more than 20 other countries and territories. The company’s Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands, as well as its Ascend Hotel Collection membership program, serve guests worldwide.

SkyTouch Technology is an initiative of Choice Hotels International, Inc. that develops and markets cloud-based technology products to help industry-wide hoteliers improve their efficiency and profitability.

Additional corporate information can be found on the Choice Hotels International, Inc. web site, which may be accessed at www.choicehotels.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan”, “ project,” “assume” or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of the company’s revenue, earnings and other financial and operational measures, company debt levels, ability to repay outstanding indebtedness, payment of dividends, and future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions; operating risks common in the lodging and franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for reservations systems and other operating systems; fluctuations in the supply and demand for hotels rooms; and our ability to manage effectively our indebtedness. These and other risk factors are discussed in detail in the Risk Factors section of the company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013 and our quarterly reports filed on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Concerning Non-GAAP Financial Measurements Presented in Exhibit 8

EBITDA, franchising revenues and franchising margins are non-GAAP financial measurements. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles in the United States (“GAAP”), operating income, total revenues and operating margins. The company’s calculation of these measurements may be different from the calculations used by other companies and therefore comparability may be limited. The company has included an exhibit accompanying this release that reconciles these measures to the comparable GAAP measurement. We discuss management’s reasons for reporting these non-GAAP measures below.

Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA reflects earnings excluding the impact of interest expense, tax expense, depreciation and amortization. Our management considers EBITDA to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. EBITDA is a commonly used measure of performance in our industry. In addition, it is used by analysts, lenders, investors and others, as well as by us, to facilitate comparisons between the company and its competitors because it excludes certain items that can vary widely across different industries or among companies within the same industry.

Franchising Revenues and Margins: The company reports franchising revenues and margins which exclude marketing and reservation revenues and hotel operations. Marketing and reservation activities are excluded from revenues and operating margins since the company is required by its franchise agreements to use these fees collected for marketing and reservation activities. Cumulative reservation and marketing system fees not expended are recorded as a liability on the company’s financial statements and are carried over to the next year and expended in accordance with the franchise agreements. Cumulative marketing and reservation expenditures in excess of system fees collected for marketing and reservation activities are recorded as a receivable on the company’s financial statements. In addition, the company has the contractual authority to require that the franchisees in the system at any given point repay the company for any deficits related to marketing and reservation activities. Hotel operations are excluded since they do not reflect the most accurate measure of the company’s core franchising business. These non-GAAP measures are a commonly used measure of performance in our industry and facilitate comparisons between the company and its competitors.

Contacts

David White, Senior Vice President, Chief Financial Officer & Treasurer

(301) 592-5117

Robin Pence, Vice President, Public Relations

(301) 592-5186

Choice Hotels, Choice Hotels International, Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge, Rodeway Inn, Ascend Hotel Collection and SkyTouch Technology are proprietary trademarks and service marks of Choice Hotels International.

© 2013 Choice Hotels International, Inc. All rights reserved.

Exhibit 1

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
			Variance
	2013	2012	$	%
(In thousands, except per share amounts)
REVENUES:

Royalty fees	$49,736	$47,853	$1,883	4%
Initial franchise and relicensing fees	3,777	2,528	1,249	49%
Procurement services	3,950	3,315	635	19%
Marketing and reservation	76,440	70,929	5,511	8%
Hotel operations	956	978	(22)	(2%)
Other	2,013	3,566	(1,553)	(44%)

Total revenues	136,872	129,169	7,703	6%

OPERATING EXPENSES:

Selling, general and administrative	26,916	24,349	2,567	11%
Depreciation and amortization	2,175	2,017	158	8%
Marketing and reservation	76,440	70,929	5,511	8%
Hotel operations	875	809	66	8%

Total operating expenses	106,406	98,104	8,302	8%

Operating income	30,466	31,065	(599)	(2%)

OTHER INCOME AND EXPENSES, NET:
Interest expense	10,770	3,117	7,653	246%
Interest income	(644)	(337)	(307)	91%
Other (gains) and losses	(710)	(2,003)	1,293	(65%)
Equity in net loss of affiliates	141	55	86	156%

Total other income and expenses, net	9,557	832	8,725	1049%

Income before income taxes	20,909	30,233	(9,324)	(31%)
Income taxes	5,386	10,236	(4,850)	(47%)

Net income	$15,523	$19,997	$(4,474)	(22%)

Basic earnings per share	$0.27	$0.34	$(0.07)	(21%)

Diluted earnings per share	$0.26	$0.34	$(0.08)	(24%)

Exhibit 2

Choice Hotels International, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and cash equivalents	$140,225	$134,177
Accounts receivable, net	54,202	52,270
Investments, employee benefit plans, at fair value	378	3,486
Other current assets	44,968	43,537

Total current assets	239,773	233,470

Fixed assets and intangibles, net	149,652	130,937
Receivable — marketing and reservation fees	51,297	42,179
Investments, employee benefit plans, at fair value	13,933	12,755
Other assets	91,318	91,431

Total assets	$545,973	$510,772

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable and accrued expenses	$94,563	$94,266
Deferred revenue	76,316	71,154
Deferred compensation & retirement plan obligations	2,361	2,522
Current portion of long-term debt	8,201	8,195
Other current liabilities	1,550	—

Total current liabilities	182,991	176,137

Long-term debt	863,114	847,150
Deferred compensation & retirement plan obligations	19,940	20,399
Other liabilities	19,257	15,990

Total liabilities	1,085,302	1,059,676

Common stock, $0.01 par value	585	582
Additional paid-in-capital	108,995	110,246
Accumulated other comprehensive loss	(4,233)	(4,216)
Treasury stock, at cost	(921,421)	(927,776)
Retained earnings	276,745	272,260

Total shareholders’ deficit	(539,329)	(548,904)

Total liabilities and shareholders’ deficit	$545,973	$510,772

Exhibit 3

Choice Hotels International, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$15,523	$19,997

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,175	2,017
Provision for bad debts, net	844	679
Non-cash stock compensation and other charges	2,549	2,543
Non-cash interest and other (income) loss	76	(1,593)
Deferred income taxes	446	(30)
Dividends received from equity method investments	146	—
Equity in net loss of affiliates	141	55

Changes in assets and liabilities:
Receivables	(3,531)	(870)
Receivable - marketing and reservation fees, net	(4,101)	(6,187)
Accounts payable	10,471	6,712
Accrued expenses	(31,145)	(25,342)
Income taxes payable/receivable	4,367	8,180
Deferred revenue	5,160	1,997
Other assets	(3,869)	(2,611)
Other liabilities	2,622	(1,135)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,874	4,412

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(13,645)	(3,129)
Equity method investments	(1,000)	(2,600)
Issuance of notes receivable	(1,729)	(3,719)
Collections of notes receivable	19	151
Purchases of investments, employee benefit plans	(1,242)	(743)
Proceeds from sales of investments, employee benefit plans	3,882	8,652
Other items, net	(101)	(108)

NET CASH USED IN INVESTING ACTIVITIES	(13,816)	(1,496)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net borrowings pursuant to revolving credit facilities	18,000	5,900
Principal payments on long-term debt	(2,046)	(166)
Dividends paid	(503)	(10,713)
Purchase of treasury stock	(3,634)	(14,854)
Excess tax benefits from stock-based compensation	952	422
Proceeds from exercise of stock options	5,367	389

NET CASH PROVIDED (USED) IN FINANCING ACTIVITIES	18,136	(19,022)

Net change in cash and cash equivalents	6,194	(16,106)
Effect of foreign exchange rate changes on cash and cash equivalents	(146)	361
Cash and cash equivalents at beginning of period	134,177	107,057

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$140,225	$91,312

Exhibit 4

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL OPERATING INFORMATION

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	For the Three Months Ended March 31, 2013*			For the Three Months Ended March 31, 2012*			Change
	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR
Comfort Inn	$76.30	47.5%	$36.24	$74.29	46.8%	$34.76	2.7%	70	bps	4.3%
Comfort Suites	81.82	52.6%	43.04	79.88	51.0%	40.72	2.4%	160	bps	5.7%
Sleep	69.07	47.6%	32.85	66.39	45.0%	29.90	4.0%	260	bps	9.9%
Quality	64.20	42.2%	27.08	63.39	40.8%	25.87	1.3%	140	bps	4.7%
Clarion	68.84	41.1%	28.32	67.90	38.7%	26.26	1.4%	240	bps	7.8%
Econo Lodge	51.67	38.6%	19.95	50.31	38.7%	19.45	2.7%	(10)	bps	2.6%
Rodeway	47.96	42.2%	20.25	47.08	41.7%	19.61	1.9%	50	bps	3.3%
MainStay	68.55	57.0%	39.05	64.60	61.8%	39.94	6.1%	(480)	bps	(2.2%)
Suburban	40.90	63.4%	25.94	39.15	62.5%	24.47	4.5%	90	bps	6.0%
Ascend Collection	113.87	56.1%	63.84	104.02	52.0%	54.11	9.5%	410	bps	18.0%

Total	$68.87	45.5%	$31.34	$67.32	44.5%	$29.95	2.3%	100	bps	4.6%

	For the Quarter Ended
	3/31/2013	3/31/2012
System-wide effective royalty rate	4.39%	4.34%

*	Operating statistics represent hotel operations from December through February

Exhibit 5

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA

(UNAUDITED)

	March 31, 2013		March 31, 2012		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%
Comfort Inn	1,332	104,159	1,392	108,777	(60)	(4,618)	(4.3%)	(4.2%)
Comfort Suites	597	46,079	613	47,506	(16)	(1,427)	(2.6%)	(3.0%)
Sleep	382	27,685	394	28,564	(12)	(879)	(3.0%)	(3.1%)
Quality	1,172	99,090	1,054	91,942	118	7,148	11.2%	7.8%
Clarion	190	27,268	188	27,550	2	(282)	1.1%	(1.0%)
Econo Lodge	811	49,244	797	49,254	14	(10)	1.8%	(0.0%)
Rodeway	421	24,269	396	22,183	25	2,086	6.3%	9.4%
MainStay	41	3,165	39	3,024	2	141	5.1%	4.7%
Suburban	63	7,241	61	7,191	2	50	3.3%	0.7%
Ascend Collection	63	5,481	53	4,671	10	810	18.9%	17.3%
Cambria Suites	19	2,221	19	2,215	—	6	0.0%	0.3%

Domestic Franchises	5,091	395,902	5,006	392,877	85	3,025	1.7%	0.8%

International Franchises	1,173	104,474	1,168	103,491	5	983	0.4%	0.9%

Total Franchises	6,264	500,376	6,174	496,368	90	4,008	1.5%	0.8%

Exhibit 6

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION BY BRAND

DEVELOPMENT RESULTS — DOMESTIC NEW HOTEL CONTRACTS

(UNAUDITED)

	For the Three Months Ended March 31, 2013			For the Three Months Ended March 31, 2012			% Change
	New Construction	Conversion	Total	New Construction	Conversion	Total	New Construction	Conversion	Total
Comfort Inn	3	5	8	1	8	9	200%	(38%)	(11%)
Comfort Suites	2	2	4	1	2	3	100%	0%	33%
Sleep	1	—	1	3	—	3	(67%)	NM	(67%)
Quality	—	19	19	—	27	27	NM	(30%)	(30%)
Clarion	—	3	3	—	2	2	NM	50%	50%
Econo Lodge	—	8	8	—	4	4	NM	100%	100%
Rodeway	—	9	9	—	12	12	NM	(25%)	(25%)
MainStay	1	—	1	—	—	—	NM	NM	NM
Suburban	—	1	1	—	—	—	NM	NM	NM
Ascend Collection	2	26	28	1	2	3	100%	1200%	833%
Cambria Suites	1	—	1	1	—	1	0%	NM	0%

Total Domestic System	10	73	83	7	57	64	43%	28%	30%

Exhibit 7

CHOICE HOTELS INTERNATIONAL, INC.

DOMESTIC HOTEL PIPELINE OF HOTELS UNDER CONSTRUCTION, AWAITING CONVERSION OR APPROVED FOR DEVELOPMENT

(UNAUDITED)

A hotel in the domestic pipeline does not always result in an open and operating hotel due to various factors.

							Variance
	March 31, 2013 Units			March 31, 2012 Units			Conversion		New Construction		Total
	Conversion	New Construction	Total	Conversion	New Construction	Total	Units	%	Units	%	Units	%
Comfort Inn	30	49	79	28	44	72	2	7%	5	11%	7	10%
Comfort Suites	2	67	69	3	83	86	(1)	(33%)	(16)	(19%)	(17)	(20%)
Sleep Inn	1	44	45	1	44	45	—	0%	—	0%	—	0%
Quality	35	2	37	40	4	44	(5)	(13%)	(2)	(50%)	(7)	(16%)
Clarion	9	—	9	12	1	13	(3)	(25%)	(1)	(100%)	(4)	(31%)
Econo Lodge	23	—	23	18	2	20	5	28%	(2)	(100%)	3	15%
Rodeway	30	—	30	25	1	26	5	20%	(1)	(100%)	4	15%
MainStay	—	25	25	2	22	24	(2)	(100%)	3	14%	1	4%
Suburban	3	12	15	2	16	18	1	50%	(4)	(25%)	(3)	(17%)
Ascend Collection	30	9	39	7	4	11	23	329%	5	125%	28	255%
Cambria Suites	—	24	24	—	29	29	—	NM	(5)	(17%)	(5)	(17%)

Total Domestic Pipeline	163	232	395	138	250	388	25	18%	(18)	(7%)	7	2%

Exhibit 8

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION

(UNAUDITED)

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(dollar amounts in thousands)	Three Months Ended March 31,
	2013	2012
Franchising Revenues:

Total Revenues	$136,872	$129,169
Adjustments:
Marketing and reservation revenues	(76,440)	(70,929)
Hotel operations	(956)	(978)

Franchising Revenues	$59,476	$57,262

Franchising Margins:

Operating Margin:

Total Revenues	$136,872	$129,169
Operating Income	$30,466	$31,065

Operating Margin	22.3%	24.0%

Franchising Margin:

Franchising Revenues	$59,476	$57,262

Operating Income	$30,466	$31,065
Hotel operations	(81)	(169)

	$30,385	$30,896

Franchising Margins	51.1%	54.0%

EBITDA Reconciliation

(in thousands)
	Q1 2013 Actuals	Q1 2012 Actuals	Full-Year 2013 Outlook Range
Operating Income (per GAAP)	$30,466	$31,065	$196	$200
Depreciation and amortization	2,175	2,017	10	10

Earnings before interest, taxes, depreciation & amortization (non-GAAP)	$32,641	$33,082	$206	$210